Exhibit 14

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The conduct of Senior Financial Officers shall be governed by this Code of Ethics, pursuant to Section 406 of the Sarbanes-Oxley Act, in order to deter wrongdoing and to promote:

•           Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•           Full, fair, accurate, timely and understandable disclosure in reports and documents that the
Company files with, or submits to, the Commission and in other public communications made by the Company;

•           Compliance with applicable governmental laws, rules and regulations;

•           The prompt internal reporting of violations of the Code to the appropriate person or persons identified in the Code; and

•           Accountability for adherence to the Code.

The Chief Executive Officer, the Chief Financial Officer, the Controller, and other senior officers performing financial management functions shall maintain the highest standards in performing their duties.

Federal law requires the Company to set forth guidelines pursuant to which the principal executive officer and senior financial management employees perform their duties. Employees subject to this requirement include the chief executive officer, the chief financial officer, controller or chief accounting officer, and any person who performs similar functions (the "Senior Financial Officers"). However, the Company expects that all employees who participate in the preparation of any part of the Company's financial statements should follow these guidelines:

•           Act with honesty and integrity, avoiding violations of the Code, including actual or apparent conflicts of interest with the Company in personal and professional relationships.

•           Disclose to the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to any violations of the Code, including actual or apparent conflicts of interest with the Company.

•           Provide the Company's other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely, and understandable.

•           Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company's periodic reports and other public communications.

•           Comply with all applicable governmental laws, rules and regulations, and adhere to the standards and restrictions imposed by those laws, rules and regulations.

•           Act in good faith, responsibly, and with due care, competence and diligence, without knowingly misrepresenting material facts, causing others to misrepresent material facts, or allowing your independent judgment to be subordinated.

•           Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated. Confidential information acquired in the course of your work will not be used for personal advantage.

•           Proactively promote ethical behavior among peers in your work environment.

•           Record or participate in the recording of entries in the Company's books and records that are accurate to the best of your knowledge.

Reporting and Accountability

The Audit Committee of the Company (or the entire Board of Directors in the event there is no separate audit committee) is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any Senior Financial Officer who becomes aware of any existing or potential breach of this Code is required to notify the Audit Committee promptly. Failure to do so is itself a breach of this Code.

Specifically, each Senior Financial Officer must:

•           Notify the Audit Committee promptly of any existing or potential violation of this Code.

•           Not retaliate against any employee or Senior Financial Officer for reports of potential violations that are made in good faith.

The Audit Committee shall take all action it considers appropriate to investigate any breaches reported to it. If a breach has occurred, the Company will take such disciplinary action or preventive action as the Board of Directors deems appropriate, after consultation with the Audit Committee.

Specifically, the Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

•           Breaches and potential breaches will be reported to the Audit Committee.

The Audit Committee will take all appropriate action to investigate any breaches reported to it. If the Audit Committee determines that a breach has occurred, it will inform the Board of Directors. Upon being notified that a breach has occurred, the Board will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

•           Any changes or waivers of this Code will be disclosed in the Company's annual report on Form
10-K.

Waivers

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code is required to be disclosed in the Company's Annual Report on Form 10-K or a Report on Form 8-K filed with the SEC. A waiver is defined by SEC rules as a material departure from a provision of the Code, and an implicit waiver means failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. Senior Financial Officers should note that it is not the Company's intention to grant or to permit waivers from the requirements of this Code, and that the Company expects full compliance with this Code at all times.

Other Policies and Procedures

The Company may, from time to time, adopt other procedures and separate requirements which are applicable to Senior Financial Officers and others.

This Code of Ethics has been approved by the Board of Directors.